Exhibit 99.1

Pulmatrix Reports 2020 Financial Results and Provides Business Update

Initiated PUR1800 Phase 1b study with data anticipated in Q4 2021

Pulmazole Ph2b study start anticipated Q1 2022

PUR3100 development candidate declared for pulmonary delivered DHE (dihydroergotamine) acute migraine treatment

Cash runway extends beyond all anticipated PUR1800 Ph1b, PUR3100 Ph1/Ph2, and Pulmazole Ph2b data milestones

LEXINGTON, Mass., March 23, 2021 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today reports its Q4 and full year 2020 financial results and provides a business update.

“In recent months, we have made important progress advancing iSPERSE enabled programs that both strengthen our foundation in respiratory indications and expand the reach of our platform to lung cancer and acute migraine,” said Ted Raad, Chief Executive Officer of Pulmatrix. “Our strengthened balance sheet fully funds our operations through key data milestones across our ongoing and planned studies including the PUR1800 Phase 1b study, the PUR3100 Phase 1 / Phase 2 study and Pulmazole Phase 2b study. We look forward to a milestone rich 2021 which includes toxicology and clinical data packages from ongoing PUR1800 studies, potential license option execution from Johnson & Johnson, and continued execution as we advance therapies to address significant unmet need.”

Q4 and Recent Highlights:

PUR1800

●	Initiated the Phase 1b clinical study of PUR1800, dosing 4 of 15 patients to date. Study endpoints include safety, tolerability and exploratory biomarkers to demonstrate target engagement and anti-inflammatory effect. Ph1b top-line data is expected in Q4 2021, shortly after data from 6 and 9-month toxicology studies.

●	Completion of the PUR1800 Phase 1b will trigger a $2M milestone payment as part of the kinase inhibitor licensing and development agreement with the Lung Cancer Initiative (LCI) at Johnson & Johnson*, which was previously announced on January 2, 2020.

Pulmazole

●	Successfully completed a Type C Meeting with the U.S. FDA for the further clinical development of Pulmazole.

●	Based on feedback from the Type C Meeting, and in accordance with our collaboration with Cipla, Pulmatrix intends to initiate a Phase 2b clinical study of Pulmazole in allergic bronchopulmonary aspergillosis (ABPA) in Q1 2022, dependent on assessment of COVID-19 impact on patient safety and study operations.

PUR3100

●	Declared PUR3100 development candidate, a dry powder iSPERSE formulation of DHE for pulmonary delivery in acute migraine.

●	Completed dog PK study of PUR3100, demonstrated similar exposure kinetics to modelled kinetics from published data with MAP0004, the MAP Pharmaceuticals pMDI inhaled formulation of DHE.

●	Progressing IND-enabling studies with Phase 1/Phase 2 clinical study anticipated to begin Q1 2022.

Corporate:

●	Completed a registered direct offering with gross proceeds of $40 million extending the Company’s cash through data readouts across its development pipeline including PUR1800 Phase 1b, PUR3100 Phase 1 / Phase 2, and Pulmazole Phase 2b studies.

Financials

As of December 31, 2020, Pulmatrix had $31.7 million in cash and cash equivalents, compared to $23.4 million for the year ended December 31, 2019.

Revenue for 2020 was $12.6 million, compared to $7.9 million for 2019. The increase resulted from an increase in revenue recorded of $6.9 million as a result of the JJEI License Agreement and includes reimbursement of pass-through expenses, partially offset by a decrease in revenue recorded of $2.2 million as a result of the Cipla Agreement.

Research and development expense was $15.6 million in 2020 compared to $12.8 million in 2019. The increase year–over–year was primarily due to increased spending on manufacturing, clinical, and preclinical study costs of $4.4 million and $0.3 million, on the PUR1800 and PUR3100 programs, respectively, $1.1 million on employment costs in support of our programs, $0.6 million in allocated fixed expenses and lab services which were partially offset by a decrease of $3.6 million on the Phase 2 Pulmazole clinical trial costs.

General and administrative expense was $6.9 million for 2020 and $8.5 million for 2019. The decrease year-over-year was primarily due to decreased employment costs of $1.2 million because of lower share-based compensation expense and salary costs, $0.1 million in patent and legal expenses and $0.3 million of a milestone payment to the CFFT made in 2019.

Goodwill was not impaired in 2020 compared to a $7.3 million impairment charge in 2019.

Net loss for 2020 was $19.3 million. The net loss in 2020 was primarily attributable to Pulmazole project costs as we advanced our Phase 2 clinical study and PUR1800 manufacturing, preclinical, and clinical study costs for the upcoming Phase 1b clinical study.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases such as allergic bronchopulmonary aspergillosis (“ABPA”) and lung cancer, as well as neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection . A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2020 as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

*Johnson & Johnson Enterprise Innovation Inc. is the legal entity to the agreement.

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Financial Tables to Follow

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$31,657	$23,440
Accounts receivable	84	7,200
Prepaid expenses and other current assets	797	777
Total current assets	32,538	31,417
Property and equipment, net	361	270
Operating lease right-of-use asset	1,489	630
Long-term restricted cash	204	204
Goodwill	3,577	3,577
Total assets	$38,169	$36,098
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$925	$600
Accrued expenses	2,028	2,514
Operating lease liability	1,135	675
Deferred revenue	4,166	13,411
Total current liabilities	8,254	17,200
Deferred revenue, net of current portion	6,168	7,879
Operating lease liability, net of current portion	608	—
Total liabilities	15,030	25,079
Stockholders’ Equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; no shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; 36,105,097 and 19,994,560 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	4	2
Additional paid-in capital	257,604	226,178
Accumulated deficit	(234,469)	(215,161)
Total stockholders’ equity	23,139	11,019
Total liabilities and stockholders’ equity	$38,169	$36,098

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years ended December 31,
	2020	2019
Revenues	$12,634	$7,910
Operating expenses
Research and development	15,609	12,845
General and administrative	6,887	8,489
Impairment of goodwill	—	7,268
Total operating expenses	22,496	28,602
Loss from operations	(9,862)	(20,692)
Other income/(expense)
Interest income	82	301
Settlement expense	—	(200)
Warrant inducement expense	(9,289)	—
Other expense, net	(239)	(5)
Total other income/(expense)	(9,446)	96
Net loss	$(19,308)	$(20,596)
Net loss per share attributable to common stockholders, basic and diluted	$(0.67)	$(1.23)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	28,753,310	16,733,909

Investor Contact
Timothy McCarthy, CFA
212.915.2564
tim@lifesciadvisors.com